Exhibit 99.1
DOLAN MEDIA COMPANY
REPORTS FIRST QUARTER 2009 RESULTS
•	First quarter 2009 revenues increased 54.0% year-over-year to $63.9 million, including $22.6 million of revenues from the acquisition of National Default Exchange (NDEx) in September 2008
•	Cash provided by operating activities was $8.5 million in the first quarter
•	Net income attributable to Dolan Media Company* was $8.6 million in the first quarter
•	Adjusted EBITDA was $21.6 million for the first quarter (See “Non-GAAP Financial Measures” below)
•	Net income attributable to Dolan Media Company per diluted share* was $0.29 for the first quarter.
•	Cash earnings per diluted share+ were $0.35 for the first quarter (See “Non-GAAP Financial Measures” below)
•	Company increases 2009 financial guidance
MINNEAPOLIS, MINNESOTA — May 5, 2009 — Dolan Media Company (NYSE: DM), a leading provider of professional services and necessary business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2009. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“We are very pleased with our start to 2009 as once again we reported record revenues and earnings,” said James P. Dolan, chairman, chief executive officer and president. “Our strong performance was primarily driven by our mortgage default processing services business and specifically our recently acquired NDEx operations. Compared to fourth quarter 2008, we achieved an increase in mortgage default file volume as, we believe, lenders began to address the backlog of seriously delinquent mortgages. We expect this trend to continue over the next few quarters.”
“Our Business Information Division continued to experience a difficult advertising environment as the economy demonstrated more signs of weakness in many of the markets we serve. As anticipated, our counter-cyclical public notice revenue growth helped partially offset the decline in our display and classified advertising revenue in first quarter,” Dolan said. “Effective expense management in the Business Information Division helped counter this slight revenue decline year-over-year.

“As we look toward the remainder of 2009, we see growth opportunities in our counter-cyclical revenues,” Dolan said. “We are increasing our guidance for 2009.”
For the three months ended March 31, 2009, Dolan Media Company today announces the following financial results (dollars in thousands, except per share data):

	Three Months	Three Months	Year-over-
	Ended March	Ended March	Year
	31, 2009	31, 2008	Percentage
	(unaudited)	(unaudited)	Change
Total revenues	$63,936	$41,511	54.0%
Professional Services Division (PS) revenues	42,032	18,740	124.3%
Business Information Division (BI) revenues	21,904	22,771	(3.8)%
Operating income	14,442	9,762	47.9%
Net income attributable to Dolan Media Company*	8,647	4,007	115.8%
Adjusted EBITDA†	21,606	13,496	60.1%
Net income attributable to Dolan Media Company per diluted share*	$0.29	$0.16	81.3%
Net income attributable to Dolan Media Company common stockholders per diluted share*	0.18	0.16	n/a
Cash earnings+†	10,507	6,497	61.7%
Cash earnings per diluted share+†	0.35	0.26	36.5%

*
On January 1, 2009, we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51,” which required, among other things, that we change our presentation of “net income” and “net income per diluted share” to “net income attributable to Dolan Media Company” and “net income attributable to Dolan Media Company common stockholders per diluted share,” respectively. Our noncontrolling interests (NCIs) (previously referred to as “minority interests”) consist of the 15.3% aggregate membership interests in American Processing Company, LLC (APC) held by APC Investments, LLC; Feiwell & Hannoy Professional Corporation; and the sellers of NDEx (as a group). These NCIs are considered to be redeemable because the holders have the right, at certain times, to require APC to repurchase, or redeem, all or a portion of their respective membership interests. As a result, we are required to adjust the NCIs to either their fair value or the redemption amount at each reporting period. We have chosen to record our NCIs at the redemption amount, with any adjustment ($3.3 million, net of tax for this quarter) flowing through “additional paid-in-capital” rather than directly as a charge to earnings. We have employed the two-class method as set forth in EITF 03-6 and have calculated our net income per diluted share based upon our net income attributable to Dolan Media Company common stockholders, after accounting for the net adjustment to NCIs from the recording of the redemption amount as described above. As a result, our net income attributable to Dolan Media Company common stockholders per diluted share included a non-cash reduction of $0.11 related to the accretion of our NCIs, net of tax. Please refer to Note 1 of our unaudited condensed consolidated financial statements in our Form 10-Q for the first quarter of 2009, which we intend to file on or before May 11, 2009, for more information about SFAS No. 160 and how it affects us.

+
Please refer to “Non-GAAP Financial Measures” below to see a revision to the calculation of cash earnings and cash earnings per diluted share from how we reported these financial measures prior to the three months ended March 31, 2009. This revision to cash earnings and cash earnings per diluted share accounts for our non-cash compensation expense as well as non-recurring items of income and expense, which for the three months ended March 31, 2009, was the $1.4 million in net insurance proceeds we received upon the death of Michael Barrett, a senior officer at NDEx. There were no such items of income or expense for the three months ended March 31, 2008.

†	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this non-GAAP financial measure to GAAP and why we believe it is an important measure of our performance.

Full Year 2009 Guidance
Based on our first quarter results and favorable trends in our countercyclical revenues, we are increasing our 2009 guidance as follows: We expect 2009 revenues to be in the range of $240.0 million to $252.0 million. We expect revenues for the Professional Services Division to be between $158.0 million and $167.0 million and we expect revenues for the Business Information Division to be between $82.0 million and $85.0 million. Net income attributable to Dolan Media Company for the year is anticipated to be in the range of $21.0 million to $24.0 million and adjusted EBITDA to be in the range of $70.0 million to $75.0 million. We expect total operating expenses as a percentage of total revenues to be in the range of 83.0% to 84.0% for the year. We anticipate noncontrolling interests in the range of $4.0 million to $4.5 million and interest expense to be approximately $7.5 million during the year. Cash distributions to holders of noncontrolling interests are expected to be in the range of $3.5 million to $4.0 million. Net income attributable to Dolan Media Company per diluted share is expected to be in the range of $0.70 and $0.80. We expect our cash earnings per diluted share to be in the range of $1.09 to $1.19. For the remainder of 2009, we expect our effective tax rate to be 39.0%. This guidance assumes that we will not acquire any new businesses in 2009 and that any government and lender-based programs focused on foreclosures will have no material effect on our results of operations.
First Quarter 2009 Discussions
Total revenues for the first quarter of 2009 were $63.9 million, an increase of 54.0% from $41.5 million in the same period in 2008. American Processing Company (APC) revenues were up $23.3 million in the first quarter 2009 compared to first quarter 2008, primarily resulting from the 2008 acquisitions of National Default Exchange (NDEx) and the Minnesota mortgage default processing services business of Wilford & Geske. This increase in mortgage default processing revenues was offset by a $0.9 million year-over-year decline in total revenues in the Business Information Division. Counsel Press revenue was flat in the first quarter compared to the same period last year.
Professional Services Division revenues increased to 65.7% of total revenues for the first quarter of 2009, from 45.1% for the same prior-year period. Business Information Division revenues for the three months ended March 31, 2009, represented 34.3% of total revenues compared to 54.9% in the same period in 2008. This change in mix primarily resulted from $22.6 million in revenues in the first quarter from NDEx, which was acquired on September 2, 2008, as well as from general economic conditions in the markets we serve. Even if we do not consummate any acquisitions in 2009, we expect that over the next few quarters our countercyclical revenues (mortgage default processing services revenues and public notice revenues) will continue to grow at a faster rate, due in part to NDEx and other businesses we acquired in 2008, than the decline in our cyclical revenues (display and classified advertising revenues). As a result, we would anticipate that we will continue to derive a larger percentage of our revenues from our Professional Services Division than our Business Information Division especially if the economy continues to worsen.

Total operating expenses for the first quarter of 2009 were $50.9 million, or 79.6% of total revenues, down from 80.2% for the same period last year. This $17.6 million increase over the first quarter of 2008 is primarily the result of costs associated with operating NDEx. Expense management in the Business Information Division partially offset this increase.
Direct operating expenses for the three months ended March 31, 2009, were $22.9 million, an increase of 65.0% from $13.9 million in the same period last year. The increase in direct operating expenses consisted of a $9.1 million increase in our Professional Services Division, primarily associated with NDEx, and a $0.1 million decrease in our Business Information Division. As a percentage of revenue, direct operating expenses in the first quarter of 2009 increased 240 basis points to 35.8% compared to the same period last year, primarily as a result of our acquisition of NDEx, which historically has a higher mix of direct operating expenses to revenue than our historical businesses.
Selling, general and administrative expenses were $20.7 million for the three months ended March 31, 2009, an increase of 28.8% from $16.1 million for the same prior-year period. This increase consisted of a $5.4 million increase in our Professional Services Division, a $1.2 million decrease in these expenses in our Business Information Division, and a $0.5 million increase in unallocated corporate costs.
Operating income for the first quarter of 2009 was $14.4 million, or 22.6% of revenues, an increase of 47.9% from $9.8 million, which was 23.5% of revenues in the same period in 2008. Operating margin for the quarter was down year-over-year as we reported higher amortization and depreciation expenses, primarily related to acquisitions including NDEx. For 2009, we believe our operating margin will be lower than it was for the first quarter as we begin to accrue for year-end bonuses for executive officers and other managers and because we expect to continue to increase headcount at APC. Operating income for the three months ended March 31, 2009, and March 31, 2008, included equity in earnings of The Detroit Legal News Publishing, LLC, of $1.4 million and $1.6 million, respectively.
During the first quarter 2009, we reported other income of $1.4 million, which was the net life insurance proceeds paid to us upon the January 2009 death of Michael C. Barrett, a senior officer of NDEx. Noncontrolling interests, which we previously referred to as minority interest expense, was $1.2 million for the three months ended March 31, 2009.

Professional Services Division Results
Our Professional Services Division provides specialized services to the legal profession through its subsidiaries, APC and Counsel Press, LLC. APC is one of the leading providers of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the first quarter of 2009 were $42.0 million, an increase of 124.3% from $18.7 million for the same period in 2008. Revenue growth in the Professional Services Division is attributable to a $23.3 million increase in mortgage default processing services revenues, primarily as a result of the acquisition of NDEx. Counsel Press revenue was flat in the first quarter compared to the same period last year. In the first quarter of 2009, we reported $38.3 million in mortgage default processing services revenues. This increase was attributed primarily to the acquisition of NDEx in September 2008, which added $22.6 million in revenues for the three months ended March 31, 2009, and to a lesser extent, APC’s mortgage default processing services businesses that we acquired from Wilford & Geske in February 2008, which added $0.8 million in revenues. For the three months ended March 31, 2009, APC serviced approximately 91,000 mortgage default case files, compared to approximately 36,600 mortgage default case files we processed during the first quarter of 2008. NDEx accounted for approximately 50,400 of the files processed in the first three months of 2009. This represents an increase of 8,800 files, or 21.1% growth, for the NDEx business, when compared to historical file volumes, as NDEx processed 41,600 files for the same period in 2008 (pre-acquisition). Counsel Press, our appellate services business, processed approximately 2,200 case filings for the first quarter 2009, compared to approximately 2,100 files in the same period last year. Counsel Press reported flat revenues, in part, because the slight increase in file volume was offset by modestly lower average revenue per filing.
Direct operating expenses attributable to the Professional Services Division increased 144.9% to $15.5 million in the first quarter of 2009, from $6.3 million for the same year period in 2008. The increase in direct operating expenses is primarily the result of $8.7 million of direct operating expenses from NDEx. In addition, an increase in personnel costs associated with operating the mortgage default processing services business acquired from Wilford & Geske in February 2008 accounted for $0.3 million of the total increase in direct operating expenses. Selling, general and administrative expenses increased $5.4 million to $10.0 million primarily due to the inclusion of $4.9 million and $0.2 million of costs associated with operating NDEx and the mortgage default processing services business of Wilford & Geske, respectively. Amortization expense increased 192.7% to $4.3 million in the first quarter of 2009 from $1.5 million for the same period last year. The increase in amortization expense is primarily attributable to the amortization of finite-lived intangible assets associated with the acquisition of NDEx, which added $2.7 million in amortization expense. In addition, we incurred $0.9 million of additional amortization expense as a result of fully amortizing that portion of the non-compete intangible asset attributable to Michael Barrett as a result of his death in January 2009. Total Professional Services operating expenses as a percentage of division revenues increased to 74.1% for the three months ended March 31, 2009, from 69.1% for the prior-year period.
Business Information Division Results
Our Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States. Division revenues for the first quarter of 2009 were $21.9 million, a decrease of $0.9 million, or 3.8%, from $22.8 million for the same period in 2008. Display and classified advertising revenues decreased $1.3 million, or 16.3%, year-over-year primarily due to a 9.3% decrease in the number of ads placed in our publications, which we believe was driven by the sluggish economy, as well as a decrease in the average price paid per display and classified ad across our publication. An increase of $0.2 million in revenues from events partially offset this decline. Circulation revenues decreased by $0.1 million, or 3.1%, year-over-year due to a 7.9% decline in the number of paid subscribers between March 31, 2008, and March 31, 2009. Public notice revenues increased $0.7 million, or 6.2%, year-over-year as a result of a 6.1% increase in the number of public notice ads placed in our publications. This increase was primarily driven by the increased number of foreclosure notices placed in our publications, and to a lesser extent, the acquisition of The Mecklenburg Times in Charlotte, North Carolina in February 2008, which added $0.2 million in public notice revenues.

Direct operating expenses for the Business Information Division for the first quarter of 2009 declined 1.6% to $7.5 million from $7.6 million for the same prior-year period. This decline was the result of our decline in total revenue in the division, which resulted in lower production and distribution expenses. Selling, general and administrative expenses for the division decreased 12.5% to $8.4 million largely due to lower commissions and bonuses paid, as well as a slight decrease in headcount and decreases in promotional spending and travel expenses as we focused on controlling costs. The decline in selling, general and administrative expenses also includes a decrease of $0.1 million in bad debt expense resulting from focused collection efforts and improvements in our accounts receivable agings. Total operating expenses attributable to the Business Information Division as a percentage of division revenue declined to 78.3% for the three months ended March 31, 2009, from 80.6% for the three months ended March 31, 2008.
Balance Sheet and Liquidity
During the first quarter, we generated $8.5 million of cash provided by operating activities as we benefited from the contributions of our business operations, including NDEx. Working capital during the quarter increased by $11.7 million, to a deficit of $0.9 million, from a deficit of $12.6 million at December 31, 2008. The increase in working capital resulted primarily from a significant increase in accounts receivable due to increased sales in the current quarter. Days sales outstanding (DSO) at the end of the first quarter was 76.6 compared to 62.6 at the end of 2008. Our DSO increased primarily, at December 31, 2008, because Trott & Trott paid a significant portion of its accounts receivable balance early, which it did not do in the first quarter of 2009; and, consistent with our agreements with customers, the number of unbilled files and billed pass through costs in connection with NDEx’s California processing operations grew, increasing accounts receivable from that operation. We primarily used our cash provided by operating activities to make $4.0 million of regularly scheduled debt payments during the first quarter. At March 31, 2009, we had $6.1 million of cash on hand and our entire $40.0 million revolving line of credit was available. Total debt outstanding at the end of the first quarter 2009 was $151.5 million. Our leverage ratio at the end of the quarter was 2.1 times total debt to trailing twelve month pro forma adjusted EBITDA. The comparable leverage ratio at December 31, 2008, was 2.3 times.
Non-GAAP Financial Measures
Our financial presentation uses the following non-GAAP financial measures: adjusted EBITDA, cash earnings, and cash earnings per diluted share.

Adjusted EBITDA
The adjusted EBITDA measure presented consists of net income attributable to Dolan Media Company before:
•	interest expense, net;
•	income tax expense;
•	depreciation and amortization;
•	non-cash compensation expense;
•	non-recurring income and/or expense; and
•	noncontrolling interest;
and after:
•	distributions paid to holders of noncontrolling interest.
Management’s Use of Adjusted EBITDA
We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results the impact of our net cash or borrowing position (which includes non-cash interest expense related to our interest rate swaps), operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that we have completed since our inception. Similarly, our presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted stock grants that we have granted. We exclude this non-cash expense from adjusted EBITDA because we believe any amount we are required to record as share-based compensation expense contains subjective assumptions over which our management has no control, such as share price and volatility.
We also adjust EBITDA for noncontrolling interests and cash distributions paid to the holders of noncontrolling interests because we believe this provides more timely and relevant information with respect to our financial performance. We exclude amounts with respect to noncontrolling interests because this is a non-cash adjustment that does not reflect amounts actually paid to the holders of our noncontrolling interests because (1) distributions for any month are actually paid by APC (the entity with noncontrolling interests) in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which both are included in the calculation of amounts actually paid to the holders of noncontrolling interests. We instead include the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of our performance and ongoing obligations.

We also adjust EBITDA for non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. In our calculation of adjusted EBITDA for the three months ended March 31, 2009, we excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at NDEx, who passed away in January 2009. There were no items of non-recurring income or expense in the three months ended March 31, 2008.
We believe that adjusted EBITDA is meaningful information about our business operations that investors should consider along with our GAAP financial information. We use adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use a variation of adjusted EBITDA in monitoring our compliance with certain financial covenants in our credit agreement and are using adjusted EBITDA, in part, to determine performance-based short-term incentive payments for our executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of our net income attributable to Dolan Media Company to adjusted EBITDA (in thousands):

	Three Months Ended
	March 31,
	2009	2008
Net income attributable to Dolan Media Company	$8,647	$4,007
Interest expense, net	1,736	2,451
Income tax expense	4,317	2,758
Amortization of intangibles	5,124	2,219
Depreciation expense	2,123	1,101
Amortization of DLNP intangible	376	377
Non-cash compensation expense	506	399
Non-recurring (income) expense	(1,435)	—
Noncontrolling interest	1,188	557
Cash distributions to holders of noncontrolling interest	(976)	(373)

Adjusted EBITDA	$21,606	$13,496

Cash Earnings, and Cash Earnings per Diluted Share
The cash earnings measure presented here has been revised from the cash earnings measure we have presented in previous periods to account for non-cash compensation expense as well as non-recurring items of income and expense, which for the three months ended March 31, 2009, was the $1.4 million in net insurance proceeds we received upon the death of Michael Barrett. The cash earnings measure presented consists of net income attributable to Dolan Media Company before:
•	non-cash interest income related to the change in fair value of interest rate swaps;
•	non-cash compensation expense;
•	amortization expense;
•	non-recurring income and/or expense; and
•	an adjustment to income tax expense related to the reconciling items relating to the above at the appropriate tax rate (then-in-effect)
We calculate the cash earnings per diluted share measure presented by dividing cash earnings by the weighted average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings and Cash Earnings Per Diluted Share
We are providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. In addition, we are providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating our performance. We believe that cash earnings per diluted share is an important indicator of our performance even more so now than in prior periods because of the adoption of SFAS 160, which requires us to mark our redeemable noncontrolling interest to either the fair value or the redemption amount at each reporting period. See footnote * above for more information on the requirements of SFAS No. 160 and how they affect us. We believe these non-GAAP measures, as we have defined them, help us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results non-cash income and expense items that have no effect on those results. Specifically, we have excluded non-cash interest expense related to the change in the fair value of our interest rate swaps; our non-cash compensation expense; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions we have completed since our inception; and income expense related to these items.
We also exclude non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. In our calculation of cash earnings and cash earnings per diluted share for the three months ended March 31, 2009, we excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer of NDEx, who passed away in January 2009. There were no items of non-recurring income or expense in the three months ended March 31, 2008.

We believe that cash earnings and cash earnings per diluted share are meaningful information about our business operations that investors should consider along with our GAAP financial information. We use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use cash earnings and cash earnings per diluted share, in part, to determine performance-based short-term incentive payments for our executive officers and other key employees.
Cash earnings and cash earnings per diluted share are both non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. Neither of these non-GAAP financial measures are prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented by us may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.
The following is a reconciliation of our net income attributable to Dolan Media Company to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended
	March 31,
	2009	2008
Net income attributable to Dolan Media Company	$8,647	$4,007
Non-cash interest (income) expense related to the change in fair value of interest rate swaps	(234)	1,155
Non-cash compensation expense	506	399
Amortization of intangibles	5,124	2,219
Amortization of DLNP intangible	376	377
Non-recurring (income) expense	(1,435)	—
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,477)	(1,660)

Cash earnings	$10,507	$6,497

Net income attributable to Dolan Media Company per diluted share (GAAP)	$0.29	$0.16
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	(0.11)	—

Net income attributable to Dolan Media Company common stockholders per diluted share (GAAP)	$0.18	$0.16

Cash earnings per diluted share	$0.35	$0.26

Weighted average diluted shares outstanding	29,871,913	25,215,956

Conference Call
We have scheduled a conference call today, May 5, 2009, at 4:00 p.m. U.S. Central Daylight Time (5:00 p.m. U.S. Eastern Daylight Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in our first quarter conference call will also be available prior to the conference call start, through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.
Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2009 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; we have owned and operated APC for a short period of time; if the number of case files referred to APC by our customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; regulation of sub-prime, Alt A and other non-traditional mortgage products and foreclosures, including bills introduced in states where we do business, the Hope for Homeowners Act, and the Emergency Economic Stabilization Act, and voluntary foreclosure relief programs developed by lenders, loan servicers, government sponsored entities, the Hope Now Alliance, a consortium that includes loan servicers, and others over whom we have no control may have an adverse effect on or restrict our mortgage default processing services and public notice operations; a change in the laws governing public notice requirements may reduce or eliminate the amount of public notices required to be published in print, affect how newspapers are chosen for publication of public notices or adversely change the eligibility requirements for publishing public notices, which could adversely affect our revenues, profitability and growth opportunities; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; the acquisition of NDEx may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of NDEx into APC or to manage NDEx or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment (35%) in The Detroit Legal News Publishing, LLC; we incurred additional indebtedness to close the acquisition of NDEx and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies; if our goodwill, identifiable intangible assets or other long-lived assets become impaired, we may be required to record a significant charge to earnings; and we may be required to incur additional indebtedness or raise additional capital to fund our operation, repay indebtedness, fund capital expenditures or fund acquisitions, which may not be available to us or on acceptable terms, when needed. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, available at the SEC’s web site at www.sec.gov and our website at www.dolanmedia.com, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,121	$2,456
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,263 and $1,398 as of March 31, 2009 and December 31, 2008, respectively)	51,575	38,776
Unbilled pass-through costs	10,238	7,164
Prepaid expenses and other current assets	2,670	4,881
Deferred income taxes	397	397

Total current assets	71,001	53,674
Investments	17,123	17,126
Property and equipment, net	20,188	21,438
Finite-life intangible assets, net	250,968	254,917
Goodwill	119,008	118,983
Other assets	4,782	5,166

Total assets	$483,070	$471,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$11,100	$12,048
Accounts payable	7,549	9,116
Accrued pass-through liabilities	23,930	21,598
Accrued compensation	6,461	7,673
Accrued liabilities	6,788	2,738
Due to sellers of acquired businesses	1,250	75
Deferred revenue	14,784	13,014

Total current liabilities	71,862	66,262
Long-term debt, less current portion	140,400	143,450
Deferred income taxes	16,079	18,266
Deferred revenue and other liabilities	4,987	5,136

Total liabilities	233,328	233,114

Redeemable noncontrolling interest	21,509	15,760

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 29,950,943 and 29,955,018 as of March 31, 2009 and December 31, 2008, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated:
5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Additional paid-in capital	288,466	291,310
Accumulated deficit	(60,263)	(68,910)

Total stockholders’ equity	228,233	222,430

Total liabilities and stockholders’ equity	$483,070	$471,304

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months
	Ended March 31,
	2009	2008
Revenues
Professional Services	$42,032	$18,740
Business Information	21,904	22,771

Total revenues	63,936	41,511

Operating expenses Direct operating: Professional Services	15,458	6,311
Direct operating: Business Information	7,450	7,572
Selling, general and administrative	20,736	16,103
Amortization	5,124	2,219
Depreciation	2,123	1,101

Total operating expenses	50,891	33,306
Equity in earnings of The Detroit Legal News Publishing, LLC	1,397	1,557

Operating income	14,442	9,762

Non-operating income (expense) Interest expense, net of interest income	(1,970)	(1,296)
Non-cash interest income (expense) related to interest rate swaps	234	(1,155)
Other income	1,446	11

Total non-operating expense	(290)	(2,440)

Income before income taxes	14,152	7,322
Income tax expense	(4,317)	(2,758)

Net income	9,835	4,564
Less: Net income attributable to the redeemable noncontrolling interest	(1,188)	(557)

Net income attributable to Dolan Media Company	$8,647	$4,007

Earnings per share — basic:
Net income attributable to Dolan Media Company	$0.29	$0.16
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	(0.11)	—

Net income attributable to Dolan Media Company common stockholders	$0.18	$0.16

Weighted average shares outstanding — basic	29,805,722	24,936,007

Earnings per share — diluted:
Net income attributable to Dolan Media Company	$0.29	$0.16
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of SFAS No. 160	(0.11)	—

Net income attributable to Dolan Media Company common stockholders	$0.18	$0.16

Weighted average shares outstanding — diluted	29,871,913	25,215,956

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities
Net income	$9,835	$4,564
Distributions received from The Detroit Legal News Publishing, LLC	1,400	1,400
Distributions paid to holders of noncontrolling interest	(976)	(373)
Non-cash operating activities:
Amortization	5,124	2,219
Depreciation	2,123	1,101
Equity in earnings of The Detroit Legal News Publishing, LLC	(1,397)	(1,557)
Stock-based compensation expense	506	399
Change in value of interest rate swap and accretion of interest on note payable	(230)	1,209
Amortization of debt issuance costs	62	47
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(15,873)	(5,837)
Prepaid expenses and other current assets	2,211	(2)
Other assets	(6)	115
Accounts payable and accrued liabilities	3,984	(302)
Deferred revenue	1,739	769

Net cash provided by operating activities	8,502	3,752

Cash flows from investing activities
Acquisitions and investments	(25)	(17,422)
Capital expenditures	(810)	(1,442)

Net cash used in investing activities	(835)	(18,864)

Cash flows from financing activities
Net payments on senior revolving note	—	(9,000)
Proceeds from borrowings or conversions on senior term notes	—	25,000
Payments on senior long-term debt	(2,250)	(625)
Capital contribution from holder of noncontrolling interest	—	1,179
Payment on unsecured note payable	(1,750)	(1,750)
Payments of deferred financing costs	(2)	(1)

Net cash (used) provided by financing activities	(4,002)	14,803

Net increase (decrease) in cash and cash equivalents	3,665	(309)
Cash and cash equivalents at beginning of the period	2,456	1,346

Cash and cash equivalents at end of the period	$6,121	$1,037